Exhibit 23.4

INDEPENDENT AUDIT FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Randolph Bancorp, Inc. on Form S-1 of our report dated March 4, 2016, with respect to our audits of the consolidated financial statements of First Eastern Bankshares Corporation and Subsidiary as of December 31, 2015 and 2014, and for the years ended December 31, 2015 and 2014, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Boston, Massachusetts

April 20, 2016